Exhibit 10.70
February 19, 2008
By Overnight Mail
Lori Wagner
[Home Address]
Dear Lori,
On behalf of The Talbots, Inc. (including its subsidiaries, “Talbots” or the “Company”) and subject to review and approval by the Company’s Board of Directors, we are pleased to offer you the position of Executive Vice President/Chief Marketing Officer, Talbots Brand in accordance with the following:
Base Salary, Signing Bonus, Benefits and Perquisites
•	Your initial salary will be at the rate of $600,000 per annum. Your salary will be paid to you on a bi-weekly basis. Your first review for a possible salary increase based on demonstrated job performance will be scheduled for the first quarter of FY 2009 and annually thereafter.

•	You will receive a $125,000 signing bonus, payable as of your employment start date and an additional $125,000 signing bonus, payable following the expiration of 90 days after your employment start date. If you voluntarily leave Talbots or resign other than for Good Reason (as defined below) or your employment is terminated by Talbots for Cause (as defined below) in your first year of employment, you will be required to reimburse the Company for the total $250,000 signing bonus (or, if such resignation or termination occurs prior to the payment of the second increment, the first $125,000 increment of the signing bonus).

•	Commencing on your employment start date, you will be immediately eligible to participate in all benefit plans currently in effect and generally available at the time to Talbots executives, subject to plan terms and customary eligibility conditions. Plans are subject to modification or termination by the Company in its discretion. Included in your benefit package is an annual vacation benefit of four weeks. Beginning on your employment start date, you will also be eligible for all perquisites at a level commensurate with the executive vice president level at Talbots Brand, including an auto allowance, reimbursement of financial planning expenses and a change in control agreement (attached as Exhibit A). Perquisites will not be grossed up for taxes.

Lori Wagner
February 19, 2008

•	You will be entitled to reimbursement for business travel (including to the Hingham, Massachusetts corporate headquarters) and other business expenses in accordance with the Company’s normal business expense reimbursement policy.

•	With respect to your Brand Marketing responsibilities, you will report directly to the President and Chief Executive Officer or the Talbots Brand President, if appointed. With respect to your Direct Marketing responsibilities you will report currently to the Chief Operating Officer. Your start date will be on or about February 25, 2008 (but no later than March 11, 2008).
Annual Incentive Award Opportunity
•	You will be eligible for participation in the Company’s incentive plan commencing in FY 2008. Your target award opportunity under the Company’s incentive plan will be 50% of your base salary. For FY 2008 only, you will receive a minimum bonus equal to one-half of your target award opportunity for FY 2008. This FY 2008 bonus payment (payable in the second quarter of FY 2009 at the same time as other FY 2008 bonuses would customarily be paid to other senior Company officers) is guaranteed and will be paid to you whether or not the Company’s performance goals under the Company’s 2008 incentive plan are achieved, unless you voluntarily leave Talbots or resign other than for Good Reason (as defined below) or your employment is terminated by Talbots for Cause (as defined below) prior to the date that FY 2008 bonuses are paid to senior Company officers.
Equity Compensation
•	You will be eligible to receive such equity incentive compensation as may be awarded from time to time by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan as same may be amended or superseded from time to time. All incentive awards granted to you will be subject to the terms of the Plan.

•	Contingent upon approval by the Compensation Committee, as a special hiring inducement award in consideration for your joining the Company, you will be awarded a one-time restricted stock award for 35,000 shares of Common Stock of the Company, $0.01 par value per share (“Common Stock”) pursuant to and subject to the terms and conditions of a Restricted Stock Award Agreement to be executed by the Company and you. Contingent upon approval by the Compensation Committee, this restricted stock award will be effective on the later of your employment commencement date and the effective date of the Compensation Committee’s approval and will vest in one-quarter annual increments beginning one year from the effective date of the award.

•	Contingent upon approval by the Compensation Committee, you will also be eligible to receive a one-time Non-Qualified Stock Option to purchase 15,000 shares of Common Stock upon your joining the Company. Contingent upon approval by the Compensation Committee, the option price will be equal to the closing stock price on the grant date which

Lori Wagner
February 19, 2008

will be the later of your employment commencement date and the effective date of the Compensation Committee’s approval. The option will vest in one-third annual increments beginning one year from the effective date of the award.

•	You understand and agree that the number and timing of any future stock option and restricted stock awards to you will be subject to Compensation Committee’s sole discretion.
Severance
•	It is understood and agreed that either you or Talbots may terminate the employment relationship at any time and for any reason upon giving thirty days’ prior written notice. Your eligibility for severance benefits will be pursuant to and subject to the terms and conditions of the Severance Agreement being executed between you and the Company at the same time and attached hereto as Exhibit B (the “Severance Agreement”). Subject to the terms of such Agreement, in the event of a termination of your employment by the Company without Cause or by you for Good Reason, you would be entitled to receive 1.0 times your annual base salary and 12 months benefits continuation, subject to the Company’s receipt of a release and waiver.
Restrictive Covenants
•	Confidentiality. You agree that you will not, at any time during or following your employment, directly or indirectly, without the express prior written consent of the Company, disclose or use any Confidential Information of the Company. “Confidential Information” will include all information concerning the Company or any parent, subsidiary, affiliate, employee, customer or supplier or other business associate of the Company or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by you from the Company, or from any parent, subsidiary, affiliate or customer or supplier or other business associate of the Company or developed by you during the term of your employment, and which is not known or generally available to the public.

•	Non-Disparagement. You agree that, for a period of one year after termination or cessation of your employment for any reason, you will not take action or make any statement, written or oral, which is intended to materially disparage the Company or its business. Notwithstanding anything to the contrary contained herein or in the Severance Agreement, neither this provision nor the same provision in the Severance Agreement shall apply to accurate statements by Executive in Executive’s prosecution or defense of any action or proceeding by or against the Company in any court or other tribunal of competent jurisdiction, including arbitration and mediation, nor shall it apply to accurate statements by Executive in any testimony given pursuant to subpoena or other process issued by a court or other tribunal of competent jurisdiction.

•	Non-Solicitation. You agree that, for a period of one year after the termination or cessation of your employment for any reason, you will not directly or indirectly solicit, attempt to hire,

Lori Wagner
February 19, 2008

or hire any employee of the Company (or any person who may have been employed by the Company during the last year of your employment with the Company), or actively assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.

•	Non-Competition. You agree that throughout your employment, and for a period of 12 months after termination or cessation of employment for any reason, you will not work directly or indirectly in any capacity or perform any services (including as an officer, director, employee, agent, advisor, in any consulting capacity or as an independent contractor) for any person, partnership, division, corporation or other entity in any business in competition with the principal businesses carried on by the Company in any jurisdiction in which the Company actively conducts business, including for illustrative purposes only and not limited to, Ann Taylor, Chico’s FAS, Coldwater Creek, Gap Inc., J. Crew, Liz Claiborne, or Ralph Lauren (or any of their affiliated brands, subsidiaries or successors).

•	You acknowledge that, with the advice of legal counsel, you understand the foregoing non-competition and other restrictive covenants, that they are binding and enforceable against you and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.

•	In addition to all other rights and remedies of the Company under this offer letter or otherwise, upon any material breach of any of the restrictive covenants outlined above, which is not cured within 10 calendar days following written notice to you from the Company, such notice to be provided in the same manner as set forth in paragraph 6(g) of the Severance Agreement, the Company will have the right to terminate any severance payment and benefits provided pursuant to this offer letter (including all related agreements) or any other or successor severance agreement covering you and will have the right to recover any severance payment and benefits previously paid under this agreement or such other related agreements or any other or successor severance agreement covering you.
Definition
•	“Cause” will have the meaning set forth in the Severance Agreement.

•	“Good Reason” will have the meaning set forth in the Severance Agreement.
Arbitration; Mediation
•	Any dispute, controversy or claim between the parties arising out of or relating to this offer letter or all related agreements referenced herein, will be settled by arbitration conducted in The Commonwealth of Massachusetts (before a single arbitrator who shall be a former federal or state court judge), in accordance with the Commercial Rules of the American Arbitration Association then in force, provided, however, you acknowledge that in the event of a violation of the restrictive covenants set forth above, the Company would suffer irreparable damages and will be entitled to obtain from a state or federal court in The

Lori Wagner
February 19, 2008

Commonwealth of Massachusetts or a federal or state court of any other state or jurisdiction, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights will be in addition to any other rights or remedies to which it may be entitled. You hereby irrevocably consent to the exclusive jurisdiction of any federal court or state court located in The Commonwealth of Massachusetts, and you hereby agree that process in any suit, action or proceeding may be served anywhere in the world in the same manner as provided for notices to a party as provided in the Severance Agreement. Moreover, nothing in this provision prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that you acknowledge that you may not recover any monetary benefits in connection with any such proceeding). The decision of the arbitrator conducting any such arbitration proceedings will be in writing, will set forth the basis therefore and such arbitrator’s decision or award will be final and binding upon the Company and you. The Company and you will abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. Notwithstanding the foregoing, the Company and you agree that, prior to submitting a dispute under this offer letter to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in The Commonwealth of Massachusetts (however, such mediation or obligation to mediate will not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).
Taxes
•	All payments will be subject to rules under Internal Revenue Code Section 409A. If any payment is withheld from you for Section 409A compliance purposes, such payment will be distributed to you following the expiration of the applicable period, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date); provided, however, that any payment of interest will be made only if and to the extent such payment is consistent with Section 409A and any regulations and other guidance issued thereunder.
Miscellaneous
•	For the first two years of your employment with the Company, your principal place of employment and office shall be in New York City, New York, provided that you acknowledge that regular and ongoing travel to the Company’s corporate headquarters will be required of you, in addition to other normal business travel. In the event of relocation of the Executive after such two year period, the Company shall reimburse to the Executive her relocation costs in accordance with and subject to the terms and conditions of the Company’s Relocation Policy, a copy of which has been provided to you by the Company. In the event you are reimbursed by the Company for relocation costs in accordance with the

Lori Wagner
February 19, 2008

Relocation Policy, if you voluntarily leave Talbots or resign for other than Good Reason or if your employment is terminated by Talbots for Cause (as defined below) during the one-year period following your relocation, you will be required to reimburse the Company for the total relocation expenses paid to you.

•	You shall have the right to assume outside board and advisory positions that do not present a conflict of interest with the Company or interfere in any respect with the performance of your duties, provided that any such board or advisory position (other than customary board or advisory positions on charitable boards or other similar non-for-profit enterprises) shall be approved in advance by the Company’s Board of Directors and/or CEO of the Company in its discretion.

•	This offer letter together with all related agreements referenced herein (collectively, the “Documents”) constitute the entire understanding between you and the Company and cannot be modified, altered or waived unless it is done in a writing signed by both you and the Company. If there is any conflict between the terms of these Documents and any other document related to your employment, the terms of these Documents will control. This offer letter is governed by the laws of The Commonwealth of Massachusetts (other than its rules for conflicts of laws). This agreement is personal in nature to the Company and your rights and obligations under this agreement may not be assigned by you. This agreement shall be binding upon and inure to the benefit of the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives and heirs).

•	It is the intention of the parties that the provisions of this offer letter will be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, will not render unenforceable or impair the remainder of this offer letter. Accordingly, if any provision of this offer letter shall be determined to be invalid or unenforceable, either in whole or in part, this offer letter shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this offer letter in order to render the same valid and enforceable to the fullest extent permissible.

•	You have provided to the Company a true and complete copy of any non-competition and/or non-solicitation obligation or agreement to which you may be subject.

Notwithstanding the immediately foregoing sentence, by accepting this offer, you hereby confirm and represent to Talbots, upon the advice of counsel, that you are not a party or subject to any agreement, obligation or covenant with any former employer or any person, firm or corporation, which does, or in the future would, prevent, limit or impair in any way the performance by you of your duties as an employee of Talbots as contemplated by this agreement.

Lori Wagner
February 19, 2008

•	You unconditionally agree not to: (1) use in connection with your employment with Talbots any confidential or proprietary information which you have acquired in connection with any former employment; or (2) reveal or disclose to Talbots or any of Talbots employees, agents, representatives or vendors, any confidential or proprietary information which you have acquired in connection with any former employment. You acknowledge that this policy and practice of Talbots is to be strictly followed and adhered to by you. You also agree that you have not taken and do not have in your possession any confidential information of a prior employer and have returned to your prior employer any confidential information which was in your possession.

•	You represent that the information (written or oral) provided to the Company by you or your representatives in connection with obtaining employment or in connection with your former employments, work history, circumstances of leaving your former employments and educational background is true and complete.

•	This offer is effective only through Tuesday, February 19, 2008 and is contingent upon a satisfactory background check. If you wish to accept our offer as outlined above, please sign and return this letter to me. The enclosed copy is for your records.
Lori, we are thrilled you are joining the “Talbots Team” and look forward to the contributions you will make to the overall continued success of the Company!

Very truly yours,
/s/ John Fiske, III
John Fiske, III
Senior Vice President Human Resources

Accepted and agreed
this 19th day of February, 2008

/s/ Lori Wagner
Lori Wagner